EXHIBIT 99.1

FOR FURTHER INFORMATION:

Michael W. McCarthy

VP- Corporate Communications

Photronics, Inc.

(203)775-9000

mmccarthy@brk.photronics.com

FOR IMMEDIATE RELEASE

August 17, 2004

PHOTRONICS REPORTS THIRD QUARTER RESULTS

Quarterly Revenues of $103.7 Million Represents a New Record for the Company

BROOKFIELD, Connecticut August 17, 2004 — Photronics, Inc. (Nasdaq:PLAB), the world’s leading sub-wavelength reticle solutions supplier, today reported fiscal 2004 third quarter and nine month results for the periods ended August 1, 2004.

Sales for the quarter were $103.7 million, an increase of 14.7%, compared to $90.5 million for the third quarter of 2003. Net income for the third quarter of fiscal 2004 amounted to $8.4 million, or $0.23 per diluted share, compared to the prior year’s third quarter net income of $1.3 million, or $0.04 per diluted share. Net income for the third quarter of 2003 included the impact of an early extinguishment charge of $900 thousand, or $0.03 per diluted share, associated with the Company’s redemption of all of its previously outstanding $62.1 million 6% Convertible Subordinated Notes.

Sales for the first nine months of 2004 were $291.4 million, up 13.2% from the $257.4 million for the first nine months of fiscal 2003. Net income for the first nine months of fiscal 2004 amounted to $16.6 million, or $0.47 per diluted share, compared to a net loss of $51.3 million, or $1.60 per diluted share for the first nine months of fiscal 2003. The net loss for the first nine months of fiscal 2003 included consolidation and early extinguishment charges totaling $40.8 million after tax, or $1.27 per diluted share.

Sean T. Smith, Chief Financial Officer, commented, “Since returning to profitability a year ago, Photronics has consistently improved its financial performance by aggressively managing operating costs, focusing on operating margins, and generating free cash flows that have been reinvested into our global organization. The result has been a greatly improved competitive position, both technologically

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PHOTRONICS REPORTS THIRD QUARTER RESULTS	PAGE TWO

and financially, that we are actively leveraging during this period of fundamentally healthy demand for a wide variety of photomask technology and services. Driven by the semiconductor industry’s broad transition to 180 nanometer and 130 nanometer designs throughout Asia, Europe and North America, Photronics is both technologically and financially prepared to move swiftly and decisively when strategically important opportunities arise.”

Paul J. Fego, President and Chief Operating Officer added, “Strong execution by our operations and sales team are at the heart of this quarter’s performance. They have made significant progress leveraging dependable performance to schedule and technology investments into market share gains. In each of the regions we serve, our 130 nanometer business grew, as did our exposure to the slowly developing demand for 90 nanometer technologies. Among one of the more notable achievements, Photronics earned its initial 65 nanometer qualification. Now that our Corporate Technology team has successfully positioned the Company at the forefront of this node, the service element of our competitive advantage will enable Photronics to broaden its penetration into key technology driven markets as the global semiconductor industry transitions from node development into volume production.”

In commenting on his outlook for the fourth quarter of fiscal 2004, Constantine “Deno” Macricostas, Chairman and Chief Executive Officer stated, “Demand for increasingly complex photomask technologies is showing broad based stability as semiconductor designers steadily release 180 nanometer and 130 nanometer products. Photronics’ global presence and strategically well timed investments continue to open up exciting new opportunities to work with customers requiring innovative lithography solutions across these diverse sets of product categories. Our initial investments in 65 nanometer process development have generated excellent early results and will be expanded upon through the installation of new tool sets in both North America and Asia. In pressing our leadership position, we will continue investing so as to match our technology development initiatives and service organization to the task of addressing the complex lithography challenges facing our customers as they move beyond 90 nanometer technologies and integrate new immersion based lithography systems.” Mr. Macricostas concluded by noting, “The Company’s strong performance throughout the fiscal year will not result in complacency, but rather it serves as a source of motivation across our global enterprise. As I visit each of our sites, it is clear to me that our employees know expectations rise with performance. I am pleased to see how hard they push themselves and each other in pursuit of further customer satisfaction improvements, enhancing profitability, and increasing shareholder value.”

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PHOTRONICS REPORTS THIRD QUARTER RESULTS	PAGE THREE

A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com/, then clicking on the “Conference Calls” button in the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Daylight Time on Wednesday, August 18th and will be archived for instant replay access until the Company reports its fiscal fourth quarter results on December 7, 2004 after the equity markets close. The live call dial-in number is (706)634-5086.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

CyberMask is a trademark of Photronics, Inc.

04-Photronics Q3 Earnings Text

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	August 1 2004	August 3 2003	August 1 2004	August 3 2003
Net sales	$103,728	$90,454	$291,384	$257,396

Costs and expenses:

Cost of sales	66,485	62,030	192,469	188,597

Selling, general and administrative	13,519	13,625	40,350	42,611

Research and development	7,619	7,322	22,553	22,474

Consolidation, restructuring and related charges	—	—	—	42,000	(a)

Operating income (loss)	16,105	7,477	36,012	(38,286	)(a)

Other expense, net	(2,600)	(2,984)	(7,984)	(9,312	)(b)

Income (loss) before income taxes and minority interest	13,505	4,493	28,028	(47,598	)(a)(b)

Income tax provision (benefit)	1,494	1,576	4,018	(798	)(a)(b)

Income (loss) before minority interest	12,011	2,917	24,010	(46,800	)(a)(b)

Minority interest	(3,571)	(1,645)	(7,443)	(4,485)

Net income (loss)	$8,440	$1,272	$16,567	$(51,285	)(a)(b)

Earnings (loss) per share:

Basic	$0.26	$0.04	$0.50	$(1.60	)(a)(b)

Diluted	$0.23	$0.04	$0.47	$(1.60	)(a)(b)

Weighted average number of common shares outstanding:

Basic	32,747	32,096	32,919	32,062

Diluted	42,188	32,371	42,360	32,062

(a)	Includes consolidation charges incurred in the second quarter of 2003 of $42.0 million ($39.9 million after tax or $1.24 per diluted share) in connection with the consolidation of the company’s North American operating infrastructure.
(b)	Includes early extinguishment charge incurred in the third quarter of 2003 of $.9 million after tax or $.03 per diluted share in connection with the early redemption of the company’s 6% $62.1 million convertible notes.

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(in thousands)

	August 1 2004	November 2 2003
Assets
Current assets:
Cash, cash equivalents and short-term investments of $108,183 in 2004 and $17,036 in 2003	$250,063	$231,813
Accounts receivable	68,016	59,579
Inventories	13,048	14,329
Other current assets	36,024	34,161

Total current assets	367,151	339,882

Property, plant and equipment, net	382,412	387,977
Intangible assets, net	117,866	118,892
Other assets	14,669	18,789

	$882,098	$865,540

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,655	$5,505
Accounts payable	47,442	43,997
Other accrued liabilities	29,323	31,871

Total current liabilities	79,420	81,373

Long-term debt	355,977	368,307
Deferred income taxes and other liabilities	54,544	54,723
Minority interest	61,222	52,808

Shareholders’ equity	330,935	308,329

	$882,098	$865,540

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Cash Flows

(in thousands)

	Nine Months Ended
	August 1 2004	August 3 2003
Cash flows from operating activities:
Net income (loss)	$16,567	$(51,285)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	64,027	64,127
Consolidation, restructuring and related charges	—	42,000
Changes in assets and liabilities and other	857	(13,024)

Net cash provided by operating activities	81,451	41,818

Cash flows from investing activities:
Deposits on and purchases of property, plant and equipment	(52,836)	(34,745)
Purchase of short-term investments, net	(91,409)	(143)
Other	608	(683)

Net cash used in investing activities	(143,637)	(35,571)

Cash flows from financing activities:
Repayment of long-term debt, net	(14,408)	(73,220)
Proceeds from issuance of common stock	1,414	661
Proceeds from issuance of convertible debt, net	—	145,170

Net cash provided by (used in) financing activities	(12,994)	72,611

Effect of exchange rate changes on cash flows	2,283	2,148

Net increase (decrease) in cash and cash equivalents	(72,897)	81,006
Cash and cash equivalents, beginning of period	214,777	113,944

Cash and cash equivalents, end of period	$141,880	$194,950